                                                   Exhibit (h)(4)

                  EXPENSE LIMITATION AGREEMENT

                ALLIANCE CAPITAL MANAGEMENT L.P.
                   1345 Avenue of the Americas
                    New York, New York 10105


                                                December 21, 2000



ALLIANCE SELECT INVESTOR SERIES, INC.
1345 Avenue Of The Americas
New York, New York 10105


Dear Sirs:

         Alliance Capital Management L.P. herewith confirms our agreement with you as follows:

         1. You are an open-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), and are authorized to issue shares of separate series (portfolios), with each portfolio having its own investment objective, policies and restrictions. You propose to engage in the business of investing and reinvesting the assets of each of your portfolios in accordance with applicable limitations. Pursuant to an Advisory Agreement dated as of July 13, 1998, as amended February 29, 2000, July 7, 2000 and December 21, 2000 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of such assets.

         2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall limit as provided herein the aggregate expenses of every character incurred by your Small Cap Growth Portfolio (the "Portfolio"), including but not limited to the fees ("Advisory Fees") payable to us pursuant to the Advisory Agreement (the "Limitation"). Under the Limitation, we agree that, through January 31, 2002, such expenses shall not exceed a percentage (the "Percentage Expense Limitation") of the average daily net assets of the Portfolio equal to, on an annualized basis, 3.25% in the case of the Class A shares and 3.95% in the case of the Class B shares and the Class C shares. To determine our liability for the Portfolio's expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year of the Portfolio, or limitation period, if shorter (the "Prorated Limitation"). The Prorated Limitation



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shall be compared to the expenses of the Portfolio recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the "Allowable Expenses"). If Advisory Fees and other expenses of the Portfolio for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such excess ("Unaccrued Fees"). In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible to the Portfolio for the additional excess ("Other Expenses Exceeding Limit"). If cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit remain at January 31, 2002, these amounts shall be paid to us in the future, provided that (1) no such payment shall be made to us after December 31, 2003, (2) such payment shall be made only to the extent that it does not cause the Portfolio's aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation, and (3) no such payment shall be made to us to the extent that the aggregate of such payments would exceed the amount of organizational and offering expenses (as defined by the Financial Accounting Standards Board) recorded by you for financial reporting purposes on or before January 31, 2002.

         3. Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing your expenses outside the contours of this Agreement during any time period before or after January 31, 2002; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after January 31, 2002, or, except as expressly set forth herein, prior to such date.

         4. This Agreement shall become effective on the date hereof and remain in effect until December 31, 2003. This Agreement may be terminated by either party hereto at the end of the Fund's fiscal year upon not less than 60 days' prior written notice to the other party. Upon the termination or expiration hereof, we shall have no claim against you for any amounts not reimbursed to us pursuant to the provisions of paragraph 2.

         5. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

         If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                             Very truly yours,

                             ALLIANCE CAPITAL MANAGEMENT L.P.

                             By ALLIANCE CAPITAL MANAGEMENT
                                  CORPORATION, its general
                                  partner

                             By/s/_________________________



Agreed to and accepted
as of the date first set forth above.



ALLIANCE SELECT INVESTOR SERIES, INC.


By/s/____________________________




























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